UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 7, 2018

Dine Brands Global, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15283	95-3038279
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

450 North Brand Boulevard, Glendale, California	91203-2306
(Address of principal executive offices)	(Zip Code)

(818) 240-6055

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2018, Dine Brands Global, Inc. (the “Corporation”) announced the appointment of Thomas Song, 46, as the Corporation’s Chief Financial Officer, effective May 29, 2018. Greggory H. Kalvin, the Corporation’s Interim Chief Financial Officer will serve as the Interim Chief Financial Officer until Mr. Song joins the Corporation, upon which Mr. Kalvin will continue in his role as the Senior Vice President, Corporate Controller.

Mr. Song joins the Corporation from Choice Hotels International, Inc. (“Choice Hotels”), a publicly-traded hospitality franchisor, where he has served as the Senior Vice President, Corporate Development and Innovation since September 2013. Prior to his tenure at Choice Hotels, Mr. Song was the Vice President, Corporate Development and Strategy for Hanover Insurance Group, Inc., a provider of property and casualty insurance products and services, from 2010 to August 2013.

In connection with Mr. Song’s appointment as the Chief Financial Officer, the Corporation and Mr. Song entered into an offer letter (“Offer Letter”) and an employment agreement (the “Employment Agreement”). Mr. Song will receive a compensation package including an annual base salary of $500,000 and participation in the Corporation’s annual cash incentive plan with a target payout of 75% of base salary. Mr. Song will also receive a sign-on bonus of $200,000 and be eligible to participate in standard health and benefits plans and other perquisites extended to the most senior executive officers of the Corporation. Pursuant to the Dine Brands Global, Inc. 2016 Stock Incentive Plan, Mr. Song will also receive: (1) a sign-on equity award of $1,000,000 in restricted stock awards which will vest 20% after one year, 40% after year two, 20% after year three and 20% after year four, provided that Mr. Song remains employed with the Corporation through such dates; (2) annual long-term incentive awards for 2018 of $600,000, with 34% in the form of stock options which will vest ratably over three years from the date of grant, 33% in the form of restricted stock awards which will cliff vest on the third anniversary of the date of grant, and 33% in the form of participation in the cash long-term incentive plan for the 2018 to 2021 performance cycle; and (3) participation in the cash long-term incentive plan for the 2016 to 2018 performance cycle with a target award of $100,000 with no proration and the 2017 to 2019 performance cycle with a target award of $200,000 with no proration. Mr. Song’s Employment Agreement calls for certain cash payments to be made to Mr. Song in connection with qualifying terminations, including a cash payment at a multiple of 2x base salary and annual bonus for a termination in connection with a change in control and 1x base salary and annual bonus for other qualifying terminations. Further, in connection with a qualifying termination, Mr. Song’s equity awards and long-term cash-based awards are subject to accelerated vesting in accordance with the terms of his Employment Agreement.

The foregoing description is qualified in its entirety by the text of the Offer Letter and Employment Agreement, copies of which are attached hereto as Exhibit 10.1 and 10.2, and the terms of which are incorporated herein by reference.

A copy of the press release announcing Mr. Song’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Offer Letter between the Corporation and Thomas Song dated May 7, 2018.

10.2	Employment Agreement between the Corporation and Thomas Song dated May 7, 2018

99.1	Press Release announcing appointment of Chief Financial Officer dated May 7, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 7, 2018	DINE BRANDS GLOBAL, INC.

	By:	/s/ Bryan R. Adel
Bryan R. Adel Senior Vice President, Legal, General Counsel and Secretary

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